Exhibit 3.1

TRAVELCENTERS OF AMERICA LLC

AMENDMENT

TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amendment (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement of TravelCenters of America LLC, dated May 20, 2013 (the “Agreement”), is dated as of September 7, 2016.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.             All references to “Reit Management & Research LLC” are hereby replaced with “The RMR Group LLC and The RMR Group Inc.”, except for such reference in the definition of “Transaction Agreement” in Section 1.1, which is replaced with “The RMR Group LLC”.

2.             The text “or its successor” in each of Section 16.1 and Section 16.4 is hereby replaced with the text “or its or their successors”.

3.             Section 16.1 of the Agreement is hereby amended by deleting the text “meaning, interpretation, effect, validity, performance” and replacing it with the word “application”.

4.             Section 16.1 of the Agreement is hereby further amended by adding the below sentences at the end of the Section:

Notwithstanding the foregoing, (a) the provisions of this Article XVI shall not apply to any request for a declaratory judgment or similar action regarding the meaning, interpretation or validity of any provision of this Agreement or any Bylaws of the Company, but such request shall be heard and determined by a court of competent jurisdiction and (b) in the event a Dispute involves both a question of the meaning, interpretation or validity of any provision of this Agreement or any Bylaws of the Company and any other matter in dispute, the arbitration of such other matter in dispute, if dependent upon a determination of the meaning, interpretation or validity of any provision of this Agreement or any Bylaws of the Company, shall be stayed until a final, non-appealable judgement regarding such meaning, interpretation or validity has been rendered by a court of competent jurisdiction.

5.             Section 16.2 of the Agreement is hereby amended by adding the below text after “The award of decision of the arbitrator(s)”:

, which in the case of an appeal in accordance with the procedures and rules for arbitration prescribed in any Bylaws of the Company is the decision rendered by an appeal tribunal,

6.             This Amendment was duly adopted in accordance with the provisions of the Agreement, and all provisions of the Agreement, except as modified herein, shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, TravelCenters of America LLC has caused this Amendment to Amended and Restated Limited Liability Company Agreement to be executed by its duly authorized officer as of the date first set forth above.

TRAVELCENTERS OF AMERICA LLC

By:	/s/ Mark R. Young
Name:	Mark R. Young
Title:	Executive Vice President and General Counsel